Exhibit 10.15

FREEDOM MORTGAGE CORPORATION
907 Pleasant Valley Avenue, Suite 3
Mt. Laurel, NJ 08054
856-231-9800

November 1, 2016

Independent Directors,
Cherry Hill Mortgage Investment Corporation

Re: Excess MSRs

Ladies and Gentlemen:

As you know, Freedom Mortgage Corporation (“Buyer”) and Cherry Hill Mortgage Investment Corporation (“Seller”) are parties to (a) the Pool 1 Excess MSR Acquisition and Recapture Agreement, dated as of October 9, 2013 (the “Pool 1 Agreement”); (b) the Pool 2 Excess MSR Acquisition and Recapture Agreement, dated as of October 9, 2013 (the “Pool 2 Agreement”); and (c) the Flow and Bulk Purchase MSR Acquisition Agreement, dated as of October 9, 2013 ( the “Flow Agreement,” and collectively with the Pool l Agreement and the Pool 2 Agreement, the “Excess MSR Acquisition Agreements”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Excess MSR Acquisition Agreements

On the terms and subject to the conditions set forth in this letter, Buyer hereby offers to purchase from Seller 100% of the Excess MSRs arising under the Excess MSR Acquisition Agreements that are held by Seller or one of its subsidiaries.

1.
The purchase price for the Excess MSRs will equal the sum of (a) the product of sixty basis points (60 bps)( the “Purchase Percentage”) and the aggregate unpaid principal balance of the mortgage loans underlying the Excess MSRs (the “Mortgage Loans”) (the “Base Price”) as of the last day of the month prior to the month in which the applicable Closing Date (defined below) occurs, and (b) yield maintenance payments aggregating three million dollars ($3,000,000).

2.
The purchase and sale of the Excess MSRs under the Pool 1 Agreement and the Flow Agreement will occur on November 15, 2016 (the “First Closing Date”). The allocable portion of the Base Price shall be paid on the First Closing Date by wire transfer of immediately available funds to the direction of Seller. The purchase and sale of the Excess MSRs under the Pool 2 Agreement will occur on the date (the “Second Closing Date”) determined as provided in paragraph 3. Each of the First Closing Date and the Second Closing Date is sometimes referred to individually as a “Closing Date.”

3.
(a) If Buyer and Seller agree that all or a portion of the Base Price allocable to the Excess MSRs under the Pool 2 Agreement may be paid by Buyer through the transfer of Ginnie Mae MSRs to Seller. In such event, the Second Closing Date will occur on a date, no later than January 31, 2017, to be agreed upon by Buyer and Seller on which date Buyer shall transfer those MSRs to Seller in payment of the Base Price allocable to the Excess MSRs under the Pool 2 Agreement. In such event, prior to the Second Closing Date, Buyer and Seller shall enter into a Loan Servicing Purchase and Sale Agreement substantially similar to those used by Buyer to acquire MSRs during the first half of 2016.

(b) If Buyer and Seller do not agree on the use, identity or value of the MSRs prior to November 30, 2016, the Second Closing Date will occur on December 15, 2016.

(c) If, despite the agreement of the parties and their good faith efforts to close the exchange of MSRs for Excess MSRs, that transaction does not close on or before January 31, 2017, the Second Closing Date will occur on February 1, 2017.

(d) If the Second Closing Date occurs as specified in (b) or (c), Buyer shall pay the portion of the Base Price allocable to the Excess MSRs under the Pool 2 Agreement by wire transfer of immediately available funds to the order of Seller. Seller shall be entitled to the remittance in respect of collections and recoveries of the related Mortgage Loans in the month prior to each Closing Date, and such remittances shall not be offset against or otherwise reduce the Base Price.

4.
Buyer shall make yield maintenance payments quarterly in an amount equal to seven hundred and fifty thousand dollars ($750,000) on March 15, June 15. September 15 and December 15, 2017. If any such date is not a business day, such payment shall be made on the first succeeding business day thereafter. Each such payment shall be made in immediately available funds to the account designated by Seller.

5.
On each Closing Date: (a) Seller shall convey the applicable Excess MSRs to Buyer free and clear of all liens, claims or encumbrances but otherwise without recourse, representation or warranty pursuant to an assignment agreement; (b) Seller shall release its security interest under the applicable Excess MSR Acquisition Agreement(s); and (c) the parties shall terminate such applicable Excess MSR Acquisition Agreement(s) other than any provisions thereof which, by their terms, survive termination or any liabilities or rights related thereto arising prior to the applicable Closing Date. On the Second Closing Date, the parties shall also terminate the Acknowledgement Agreement among Seller, Buyer and Ginnie Mae. Buyer agrees to cooperate with Seller in the termination of the Acknowledgement Agreement.

6.
Mr. Stanley Middleman agrees to not stand for re-election to the board of directors of Seller. We would be pleased to respond to any questions you may have regarding our offer. If the above meets with your approval, please execute this letter in the space below and return a complete copy to the undersigned whereupon this letter shall constitute a binding agreement between Buyer and Seller.

Thank you.

BUYER:		SELLER:

Freedom Mortgage Corporation		Cherry Hill Mortgage Investment Corporation

By:	/s/ Stanley C Middleman	By:	/s/ Martin Levine
Name:	Stanley C Middleman	Name:	Martin Levine
Its:	President and CEO	Its:	Chief Financial Officer

Date: November 1, 2016		Date: November , 2016